Exhibit 1

Bell Canada special meeting of holders of certain debentures on November 12

MONTRÉAL, November 11, 2021 – Bell Canada (“Bell”) announced today that, in connection with its previously announced consent and proxy solicitation (the “Solicitation”) seeking approval of proposed amendments (the “Proposed Amendments”) to its trust indenture dated as of July 1, 1976 (as amended or supplemented, the “1976 Indenture”), the special meeting (the “Meeting”) of holders (“Debentureholders”) of outstanding debentures listed below (the “Debentures”), issued under the 1976 Indenture will be held on November 12, 2021.

The Proposed Amendments are described in detail in Bell’s consent and proxy solicitation statement dated September 29, 2021 (the “Solicitation Statement”), available on Bell’s SEDAR profile at www.sedar.com and on BCE Inc.’s website at www.bce.ca.

As previously announced, the Meeting of Debentureholders will take place on November 12, 2021 at 10:00 am Eastern in a virtual-only live webcast format accessible at BCE.ca/DebentureholderMeeting2021 and at BCE.ca/Assembleedetenteursdebentures2021.

Debentureholders holding more than 50% of the outstanding principal amount of Debentures have submitted proxy voting instructions and, accordingly, a quorum will be present for the Meeting. At the Meeting, approval of the Proposed Amendments will require holders of not less than 66 2/3% of the principal amount of Debentures represented and voted at the Meeting (in person or by proxy) to vote in favour of the Proposed Amendments.

Debentures under the 1976 Indenture

Series	CUSIP
10% Debentures, Series EH, due November 15, 2041	N/A
9.7% Debentures, Series EJ, due December 15, 2032	078149DK4
9.25% Debentures, Series EO, due May 15, 2053	078149DN8
10% Debentures, Series EU, due December 1, 2054	078149DR9
7% Debentures, Series EZ, due September 24, 2027	078149DW8

This news release is neither a solicitation of consents or proxies nor an offer to purchase Debentures or to sell any securities. The Solicitation is being made solely pursuant to the Solicitation Statement.

BMO Nesbitt Burns Inc. acted as the Solicitation Agent for the Solicitation. D.F. King Canada, now part of TMX Group, acted as the Information Agent for the Solicitation.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements about certain matters, including the Solicitation, the Meeting, and the Proposed Amendments, that are not historical facts. A statement we make is forward-looking when it uses what we know and expect today to make a statement about the future. Forward-looking statements are typically identified by the words assumption, goal, guidance, objective, outlook, project, strategy, target and other similar expressions or future or conditional verbs such as aim, anticipate, believe, could, expect, intend, may, plan, seek, should, strive and will. All such forward-looking statements are made pursuant to the “safe harbour” provisions of applicable Canadian securities laws and of the United States Private Securities Litigation Reform Act of 1995.

Unless otherwise indicated by us, forward-looking statements contained in this news release describe Bell’s expectations as at the date hereof. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions, both general and specific, which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. As a result, we cannot guarantee that any forward-looking statement made in this news release will materialize and we caution you against relying on any of these forward-looking statements. Forward-looking statements are provided herein for the purpose of assisting Debentureholders in evaluating the Proposed Amendments. Readers are cautioned, however, that such information may not be appropriate for other purposes.

Forward-looking statements made in this news release are based on a number of assumptions that Bell believed were reasonable on the day it made the forward-looking statements, including as to the terms and conditions of the Solicitation and that the Proposed Amendments would be in the form, and have the effects, described in the Solicitation Statement. If our assumptions turn out to be inaccurate, actual results or events could be materially different from what we expect. There is a risk that the Proposed Amendments, if approved and implemented, may not ultimately be in the form described in the Solicitation Statement and/or may not have some or all of the effects anticipated by us.

Important factors that could cause actual results or events to differ materially from those expressed in or implied by Bell’s forward-looking statements made in this news release are disclosed in section 9 entitled “Business risks” of BCE’s annual MD&A for the year ended December 31, 2020, as such disclosure has been updated in BCE’s 2021 First Quarter MD&A dated April 28, 2021, 2021 Second Quarter MD&A dated August 4, 2021, and 2021 Third Quarter MD&A dated November 3, 2021, as filed with Canadian securities regulatory authorities and available on SEDAR at sedar.com and with the U.S. Securities and Exchange Commission and available on EDGAR at sec.gov. These documents are also available on BCE’s website at bce.ca. Readers are cautioned that the risks referred to above are not the only ones that could affect forward-looking statements made in this news release. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also have a material adverse effect on forward-looking statements made in this news release.

About Bell

Bell is Canada’s largest communications company, providing advanced broadband wireless, TV, Internet, media and business communication services throughout the country. Founded in Montréal in 1880, Bell is wholly owned by BCE Inc. To learn more, please visit Bell.ca or BCE.ca.

Through Bell for Better, we are investing to create a better today and a better tomorrow by supporting the social and economic prosperity of our communities with a commitment to the highest environmental, social and governance (ESG) standards. This includes the Bell Let’s Talk initiative, which promotes Canadian mental health with national awareness and anti-stigma campaigns like Bell Let’s Talk Day and significant Bell funding of community care and access, research and workplace leadership initiatives throughout the country. To learn more, please visit Bell.ca/LetsTalk.

Media Inquiries:

Marie-Eve Francoeur

514-391-5263

marie-eve.francoeur@bell.ca

Investor Inquiries:

Thane Fotopoulos

514-870-4619

thane.fotopoulos@bell.ca